Exhibit 10.13

EXECUTION VERSION

RETENTION AGREEMENT AND AMENDMENT TO MANAGEMENT COMPENSATION AGREEMENT (“Agreement”) made as of April 14, 2008 between NORTHWEST AIRLINES, INC., a Minnesota corporation (the “Company”) and Douglas M. Steenland (the “Executive”).

WHEREAS, the Company and Executive have previously entered into a Management Compensation Agreement dated as of September 14, 2005 (the “Management Compensation Agreement”) pursuant to Section 5.3 of which Executive would be entitled to resign for any reason during the 30 day period commencing on the first anniversary of the effective date of the confirmed plan or reorganization of the Company under the Bankruptcy Code and receive certain severance payments as set forth in the Management Compensation Agreement (the “Emergence Resignation Right”);

WHEREAS, Northwest Airlines Corporation has entered into an Agreement and Plan of Merger by and among Delta Air Lines Corporation, Delta Air Lines Merger Sub and Northwest Airlines Corporation dated as of April 14, 2008 (the “Merger Agreement”) pursuant to which, subject to certain conditions described therein, it is anticipated that Delta Air Lines Merger Corporation will merge with and into Northwest Airlines Corporation with Northwest Airlines Corporation continuing as the surviving corporation (as described more fully in the Merger Agreement, the “Merger”);

WHEREAS, the Company recognizes that the period between the signing of the Merger Agreement and its consummation, or termination of the Merger Agreement, could be as long as 18 months during which Executive’s continued leadership as Chief Executive Officer of the Company through the consummation of the Merger is important to the ongoing success of the Company;

WHEREAS, the Company appreciates that, notwithstanding its best efforts and expectation that the Merger will be consummated, it is possible that for regulatory or other reasons the Merger Agreement could be terminated without the Merger having occurred and that Executive’s continued leadership following the termination of the Merger Agreement would be critical;

WHEREAS, the Company recognizes Executive’s exercise of his Emergence Resignation Right and departure from the Company would be detrimental to the best interests of the Company and could jeopardize the successful completion of the Merger and diminish the enterprise value of the Company;

WHEREAS, the Company desires that Executive waive his right to exercise the Emergence Resignation Right and agree to non-competition and non-solicitation restrictive covenants in consideration for the grant of the restricted retention units pursuant to this Agreement as a form of retention compensation designed to encourage Executive to remain employed with the Company through the consummation of the Merger and, if the Merger Agreement is terminated, to continue to serve as Chief Executive Officer over the four year period following the termination of the Merger Agreement, as more fully described herein; and

WHEREAS, the Company and Executive desire to make certain other clarifying and other modifications to the Management Compensation Agreement, as described more fully herein.

Accordingly, as of the date hereof, the Company and Executive hereby agree as follows:

(Capitalized terms used herein without definition have the meanings specified in Section 17 below).

1.     Grant of Restricted Retention Units.  As of the date hereof, the Company hereby grants Executive 375,000 restricted retention units (“RRUs”), on the terms and conditions hereinafter set forth.  Each RRU represents the unfunded, unsecured right of Executive to receive a cash payment in the amount, and on the date(s) specified herein.

2.     Vesting.

(a)   Subject to Executive’s continued employment with the Company, the RRUs shall vest as follows:

(i)  If the Merger Agreement is terminated without the Merger having occurred, then 25% of the RRUs shall vest on each of the first four anniversaries of the date of the termination of the Merger Agreement (each a “Scheduled Vesting Date”); and

(ii)  If (x) Executive’s employment with the Company is terminated by Executive for Good Reason or by the Company without Cause, or due to Executive’s death or Disability (each a “Qualifying Termination”) or (y) the Merger contemplated by the Merger Agreement is consummated, then the unvested portion of the RRUs, to the extent not previously forfeited, shall become immediately vested on the date of such termination or consummation, as the case may be (an “Accelerated Vesting Date”).  Upon Executive’s termination of employment for any reason other than a Qualifying Termination, any unvested RRUs shall immediately be forfeited and terminate and be of no further force and effect.

3.     Payment In Respect of RRUs.  Upon each Vesting Date, the Company shall pay Executive an amount, in cash, equal to the product of (x) the number of RRUs which vested as of such Vesting Date times (y) the Fair Market Value per Share on the Vesting Date; provided that for this purpose, in no event shall the Fair Market Value per Share be deemed to exceed $22.00 per Share.

4.     Adjustments Upon Certain Events.  In the event of any change in the outstanding Shares after the date hereof by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the forgoing, the Committee shall, without any liability to any person and in a manner determined in its reasonable discretion, make an equitable substitution or adjustment (to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to provided to Executive hereunder) as to (i) the number or kind of Shares to which the RRUs relate, (ii) the number of RRUs granted hereunder, and/or (iii) any other affected term of the RRU award.

5.     No Right to Continued Employment.  The granting of RRUs evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of Executive and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of Executive.

6.     No Rights of a Shareholder.  Executive shall not have any rights as a shareholder of the Corporation as a result of the grant of the RRUs and all payments in respect of RRUs will be made in cash.

7.     Transferability.  The RRUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Executive otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 7 shall be void and unenforceable against the Company or any Affiliate.

8.     Restrictive Covenants.

(a)   Forfeiture Upon Competing Employment.  Upon a termination of employment for any reason, if Executive shall, during the one year period following Executive’s termination of employment with the Company (the “Restricted Period”)  become an employee, officer, or director of any Competitive Airline (as defined below) or acquire a 10% or greater equity interest in any such Competitive Airline, then if such activity is not ceased within 5 business days of Executive’s receipt of written notice from the Company of such activity (a “Compete Notice”), Executive shall be obligated, as liquidated damages, to promptly repay to the Company a portion of the aggregate amounts paid to Executive pursuant to Section 3 above (the “Aggregate RRU Payment”) equal to the product of (x) the Aggregate RRU Payment times (y) the percentage of the Restricted Period which had not elapsed as of the date of the Compete Notice (the “Liquidated Damages Amount”).  For the avoidance of doubt, the Company’s remedy in the event of the Executive’s breach of this Section 8(a) shall be limited to its claim for the payment of the Liquidated Damages Amount from Executive.  “Competitive Airline” shall mean any of American Airlines, Continental Airlines, United Airlines or US Airways (or any successor entities of any of them); provided that for this purpose, Competitive Airline shall not include any non-continental United States affiliate of any such entity.

(b)   No Solicitation of Employees.  During the Restricted Period, Executive will not, directly or indirectly: (A) solicit or encourage any employee of the Company or its Affiliates to leave employment with the Company or its Affiliates, (B) hire such employee who was employed by the Company or its Affiliates on the date of Executive’s termination of employment with the Company or who left the employment of the Company or its Affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company; provided the restriction in this clause (B) shall not apply with respect to any employee from and after the six month anniversary of such employee’s termination of employment with the Company or (C) encourage to cease to work for the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.  The foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference upon request with regard to an opportunity at an entity with which Executive is not affiliated.

9.     Amendments to Management Compensation Agreement.

(a)   Emergence Resignation Right.  As of the date hereof, Executive hereby waives his right to exercise the Emergence Resignation Right and Section 5.3 of the Management Compensation Agreement is hereby amended to delete the phrase:

 “. . . or during the 30-day period commencing on the first anniversary of the effective date of a confirmed plan of reorganization for the Company under the Bankruptcy Code,”.

(b)   IRC Section 409A Compliance. Section 17 of the Management Compensation Agreement (relating to compliance with the provisions of Internal Revenue Code Section 409A), is hereby amended and restated to read as follows:

“17. Compliance with the Provisions of Code Section 409A.  Notwithstanding anything herein to the contrary:

(i)            if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then:

(x) the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), or

(y)           (A) with respect to the provision of in-kind benefits hereunder which are otherwise not exempt from the six-month delay requirements, during the period beginning on the employment termination date, and ending on the six-month anniversary of such date, Executive may be permitted to commence use of such benefits so long as Executive reimburses the Company, on the last business day of each month, all or part of which occurs during such period, for the amount of any income imputed to Executive under applicable tax rules as a result of any benefits provided to Executive during such month, and

(B) in such event, on the first business day of the first month following the month in which occurs the six-month anniversary of the termination date, the Company shall make a one-time, lump sum cash payment to Executive in an amount equal to the payments made by Executive in accordance with Section 17 (i)(y)(A) above, together with interest thereon accruing at the applicable federal rate for instruments of less than one year, and

(ii)          if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 17; provided that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Affiliates, employees or representatives shall have any liability to Executive with respect to any tax liabilities imposed on Executive under Section 409A of the Code.”

(c)   Airline Pass.  Sections 3.1 and Section 7(b) of the Management Compensation Agreement, which currently provide Executive and his Eligible Individuals with lifetime Airline Pass privileges with respect to the Company and any successor entity, are hereby amended to clarify and provide that, without prejudice to the benefits currently provided to Executive thereunder, in the event of a Change of Control (as defined in Section 17 below), Airline Pass (as defined in the Management Compensation Agreement) privileges provided to Executive (including access to airline lounges under the WorldClub Pass or any similar program) will be provided to Executive and Eligible Individuals (as defined in the Management Compensation Agreement) on terms and conditions no less favorable than those applicable to Executive and Eligible Individuals immediately prior to such Change of Control, and the Company shall provide (or shall cause any successor to the Company, whether by purchase, merger, consolidation or otherwise, to provide) Executive and Eligible Individuals with Airline Pass privileges equivalent to those provided under the Airline Pass privileges described in the Management Compensation Agreement (as amended hereby) with respect to the Company (or its successor) and its Affiliates.

(d)   Medical Coverage.  Section 3.2 of the Management Compensation Agreement is hereby amended to clarify that, consistent with the Company’s current practices, Executive’s current entitlement to medical and dental coverage (including, but not limited to that described in Section 2.5 thereof) as described therein “without cost” to Executive, is intended to mean “without cost, on an after tax basis” (other than Executive’s payment, until age 65, of the same percentage of the premium cost of the Company’s current medical plan as is generally charged to other actively employed officers of the Company; but in any event not to exceed 25% of the premium cost for such coverage).

10.   Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to Executive at the address appearing in the personnel records of the Company for Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.   Withholding.  Executive may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any payment due under this Agreement or from any compensation or other amount owing to Executive, applicable withholding taxes with respect to any issuance or transfer under this Agreement and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

12.   Entire Agreement/Choice of Law/Disputes. This Agreement, together with the Management Compensation Agreement (as amended hereby) contains the entire understanding between the Company and Executive with respect to the matters described herein.    THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Any disputes under this Agreement shall be subject to Section 10 of the Management Compensation Agreement.

13.   Compensation Not Taken Into Account.  Unless otherwise determined by the Committee for this purpose in writing, any amounts payable, or paid, to Executive hereunder shall not be taken into account in computing Executive’s salary, wages, base pay or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance, severance, welfare or other benefit plans, programs or arrangements of the Company or its Affiliates and/or (ii) any agreement between Executive and the Company or its Affiliates.

14.   Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.   Compliance with the Provisions of Code Section 409A. Notwithstanding anything herein to the contrary:

(a)   if at the time of Executives’ termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payment payable hereunder, or otherwise, as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment (without any reduction in such payment ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) or (ii) if any other payments of money or other benefits due to Executive hereunder, or otherwise, could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board of Directors of the Corporation, that does not cause such an accelerated or additional tax.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 15; provided that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Affiliates, employees or representatives shall have any liability to Executive with respect to any tax liabilities imposed on Executive under Section 409A of the Code.

16.   Successors and Assigns.

(a)   This Agreement shall bind any successor to the Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that the Company would be obligated under this Agreement if no such succession had taken place.

(b)   This Agreement shall not be assignable by Executive.  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

17.   Definitions: For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)  “Affiliate” means any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (A) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (B) to direct or cause the direction of management and policies of the controlled entity or organization, whether through the ownership voting securities or by contract or otherwise.

(ii)  “Cause” shall mean (a) an act or acts of personal dishonesty by Executive intended to result in substantial personal enrichment of Executive at the expense of the Company, (b) an act or acts of personal dishonesty by Executive intended to cause substantial injury to the Company, (c) material breach (other than as a result of Disability) by Executive of Executive’s obligations under the Management Compensation Agreement which action was (x) undertaken without a reasonable belief that the action was in the best interest of the Company and (y) not remedied within after receipt of written notice from the Company specifying the alleged breach, or (d) conviction of Executive of a felony.

(iii)  “Change of Control” shall have the meaning specified in the Corporation’s 2007 Stock Incentive Plan, as in effect as of the date hereof.

(iv)   “Code” means the Internal Revenue Code of 1986, as amended.

(v)  “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation.

(vi)  “Corporation” shall mean Northwest Airlines Corporation, a Delaware corporation.

(vii)  “Disability” shall mean Executive’s physical and mental condition which prevents continued performance of his duties under his Management Compensation Agreement (as amended), if Executive establishes by medical evidence that such condition will be permanent and continuous during the remainder of Executive’s life or is likely to be at least three years duration.

(viii)  “Effective Time” means “Effective Time” as defined in the Merger Agreement.

(ix)  “Fair Market Value” shall mean, with respect to any particular date, the closing price of a Share as reported on the consolidated tape of the principal national securities exchange or reporting system on which such Shares are listed or admitted to trading.

(x)  “Good Reason” shall mean (a) a material reduction in Executive’s base compensation (within the meaning of Treas. Reg 1.409A-1(n)(2)(A)(1)) except as permitted under the Management Compensation Agreement, (b) any material diminution in Executive’s authority or responsibilities, (c) Executive being required to report to anyone other than the ultimate parent Board of Directors, (d) the relocation of Executive’s principal place of employment to a location other than at the Company’s principal executive offices in the Minneapolis-St. Paul Metropolitan Area (excluding travel requirements relating to Executive’s duties), without Executive’s consent, or (e) a material breach by the Company of the Management Compensation Agreement or any other material agreement with Executive;

provided, however, that the foregoing events shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.  Any termination as a result of Good Reason must occur within 120 days of the later of the occurrence of an event or Executive’s knowledge thereof.

  (xi)   “Merger” means the “Merger” as defined in the Merger Agreement.

 (xii)  “Merger Agreement” means the Agreement and Plan of Merger By and Among Delta Air Lines, Inc., Nautilus Merger Corporation and Northwest Airlines Corporation.

(xiii)   “Share” shall mean an issued or unissued share of common stock, par value $.01 per share, of the Corporation.

(xiv)  “Vesting Date” shall mean each of a Scheduled Vesting Date and Accelerated Vesting Date Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

NORTHWEST AIRLINES, INC.

By:	/s/ Roy J. Bostock

Roy J. Bostock, Chairman

Douglas M. Steenland

By:	/s/ Douglas M. Steenland

AGREED AND ACKNOWLEDGED:

NORTHWEST AIRLINES CORPORATION

By:	/s/ Roy J. Bostock

Roy J. Bostock, Chairman